UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 13, 2007

LIBERTY GLOBAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51360	20-2197030
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

12300 Liberty Boulevard, Englewood, Colorado 80112
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (303) 220-6600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

As previously reported, in April 2002 certain former shareholders of Cignal Global Communications (Cignal), through a shareholders’ representative, and nine individual shareholders filed a lawsuit against Liberty Global Europe NV (Liberty Global Europe) in the District Court of Amsterdam, The Netherlands, claiming $200 million on the basis that Liberty Global Europe failed to honor certain option rights that were granted to those shareholders pursuant to a Shareholders Agreement entered into in connection with the acquisition of Cignal by Priority Telecom NV (Priority Telecom).  The Shareholders Agreement provided that in the absence of an IPO, as defined in the Shareholders Agreement, of shares of Priority Telecom by October 1, 2001, the Cignal shareholders would be entitled until October 30, 2001, to exchange their Priority Telecom shares into shares of Liberty Global Europe or cash at Liberty Global Europe’s discretion, with a cash equivalent value of $200 million in the aggregate.  Liberty Global Europe believes that it complied in full with its obligations to the Cignal shareholders through the successful completion of the IPO of Priority Telecom on September 27, 2001.

On May 4, 2005, the District Court rendered its decision dismissing all claims of the former Cignal shareholders and declaring the claim of the shareholders’ representative inadmissible.  On August 2, 2005, an appeal against the District Court decision was filed.  Subsequently, when the grounds of appeal were filed in November 2005, the nine individual plaintiffs, rather than all former Cignal shareholders, continued to pursue their claims.  Based on the share ownership information provided by the plaintiffs, their claims were for approximately $28 million in the aggregate before statutory interest.  A hearing on the appeal was held on May 22, 2007.  On September 13, 2007, the Court of Appeals rendered its decision that no IPO within the meaning of the Shareholders Agreement had been realized and accordingly the plaintiffs were entitled to exercise their option rights.  The Court of Appeals gave the parties leave to appeal to the Dutch Supreme Court and deferred all further decisions pending such appeal.  Liberty Global Europe has determined that it has grounds for appeal and intends to file the appeal with the Dutch Supreme Court promptly.

Also, as previously reported, in June 2006 a separate action was filed against Liberty Global Europe, Priority Telecom, Euronext NV and Euronext Amsterdam NV purportedly on behalf of all former Cignal shareholders.  The 2006 action claims, among other things, that the listing of Priority Telecom on Euronext Amsterdam NV in September 2001 did not meet the requirements of the applicable listing rules and, accordingly, the IPO was not valid and did not satisfy Liberty Global Europe’s obligations to the Cignal shareholders.  Claims for $200 million, plus statutory interest, are asserted in this action.  The nine individual plaintiffs involved in the appeal proceedings described above, conditionally claimed compensation from Liberty Global Europe in the 2006 action in the event that the court of appeals determined their claims inadmissible in the appeal proceedings.  A hearing in the 2006 action has been scheduled for October 9, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 28, 2007

LIBERTY GLOBAL, INC.

By:	/s/ Leonard P. Stegman
	Name:	Leonard P. Stegman
	Title:	Vice President